As filed with the Securities and Exchange Commission on June 18, 2020.

Registration No. 333-45280

Registration No. 333-58074

Registration No. 333-71870

Registration No. 333-85202

Registration No. 333-104078

Registration No. 333-113765

Registration No. 333-122142

Registration No. 333-132466

Registration No. 333-140946

Registration No. 333-149452

Registration No. 333-157545

Registration No. 333-165033

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-45280)

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-58074)

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-71870)

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-85202)

POST EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 (No. 333-104078)

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-113765)

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-122142)

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-132466)

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-140946)

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-149452)

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-157545)

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-165033)

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Equinix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0487526
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Equinix, Inc.

One Lagoon Drive

Redwood City, CA 94065

(650) 598-6000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Equinix, Inc. 2020 Equity Incentive Plan

Equinix, Inc. 2000 Equity Incentive Plan

Equinix, Inc. 2000 Director Option Plan

Equinix, Inc. 2001 Supplemental Stock Plan

(Full title of the plans)

Brandi Galvin Morandi

Chief Legal and Human Resources Officer and Corporate Secretary

Equinix, Inc.

One Lagoon Drive

Redwood City, CA 94065

(Name and address of agent for service)

(650) 598-6000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

(Do not check if smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Equinix, Inc. (the “Company” or the “Registrant”) has filed several registration statements on Form S-8 (the “Prior Registration Statements”) with the Securities and Exchange Commission (the “Commission”) to register shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), under the Registrant’s 2000 Equity Incentive Plan (the “2000 Plan”), the Registrant’s 2000 Director Option Plan (the “Director Plan”), and the Registrant’s 2001 Supplemental Stock Plan (the “2001 Plan” and, together with the 2000 Plan and Director Plan, the “Prior Plans”). Specifically, in connection with the Prior Plans, the Registrant has filed with the Commission Form S-8 Registration Statements on September 6, 2000 (No. 333-45280), March 30, 2001 (No. 333-58074), October 19, 2001 (No. 333-71870), March 29, 2002 (No. 333-85202), March 27, 2003 (No. 333-104078, including the amendment thereto filed on March 31, 2003), March 19, 2004 (No. 333-113765), January 19, 2005 (No. 333-122142), March 16, 2006 (No. 333-132466) February 28, 2007 (No. 333-140946), February 29, 2008 (No. 333-149452), February 26, 2009 (No. 333-157545), and February 23, 2010 (No. 333-165033) (collectively, the “Prior Registration Statements”).

On June 18, 2020 (the “Approval Date”), the stockholders of the Registrant approved the Equinix, Inc. 2020 Equity Incentive Plan (the “2020 Plan”). The 2020 Plan provides (i) for the issuance of 4,000,000 newly available shares of Common Stock (the “New Shares”), (ii) that no new awards may be granted under the 2000 Plan after the Approval Date (although awards granted under the 2000 Plan prior to the Approval Date will remain outstanding in accordance with their terms), and (iii) that the number of shares that remained available for grant under the 2000 Plan as of the Approval Date plus the shares underlying the outstanding awards under the 2000 Plan that are not delivered in settlement of such awards on account of the forfeiture or termination of such awards on or after the Approval Date (collectively, the “2000 Plan Carryover Shares”) will become available for issuance pursuant to awards granted under the 2020 Plan. As of the filing date of this Amended Registration Statement, the maximum number of 2000 Plan Carryover Shares that may become available under the 2020 Plan is approximately 2,209,423 shares. In addition, pursuant to its authority under the Director Plan and the 2001 Plan, the Registrant’s board of directors, through corporate resolutions, terminated the Director Plan and the 2001 Plan, effective as of the Approval Date.

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K, which requires the Registrant to disclose a material change in the plan of distribution as it was originally disclosed in the Prior Registration Statements, and Commission Compliance and Disclosure Interpretation 126.43, the Registration is filing this Post-Effective Amendment to the Prior Registration Statements (this “Amended Registration Statement”) to (i) reflect that, as of the Approval Date, the previously registered 2000 Plan Carryover Shares may be issued under the 2020 Plan, a copy of which is incorporated by reference as an exhibit hereto along with a new opinion as to the validity of the 2000 Plan Carryover Shares issuable pursuant to the 2020 Plan, and (ii) deregister the shares of Common Stock registered under the Prior Registration Statements with respect to the Director Plan and the 2001 Plan that remain available for issuance under each plan as of the termination of each such plan as of the Approval Date (505,646 shares and 260,498 shares, respectively). No additional shares of Common Stock are being registered hereby. This Amended Registration Statement amends and supplements the items contained in the Prior Registration Statements. All other items of the Prior Registration Statements are incorporated herein by reference without change. For the avoidance of doubt, any other plans under which shares were authorized for issuance under the Prior Registration Statements shall remain in effect, including the Equinix, Inc. 2004 Employee Stock Purchase Plan, and the shares authorized for issuance under such plans pursuant to the Prior Registration Statements shall not be deregistered.

The Registrant is concurrently filing a separate registration statement on Form S-8 to register the New Shares for offer or sale pursuant to the 2020 Plan, excluding the 2000 Plan Carryover Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8.

The documents containing the information specified in this Part I will be delivered to the participants in the 2000 Plan or the 2020 Plan, as applicable, covered by this Amended Registration Statement as required by Rule 428(b)(1). Such documents are not required to be filed with the Commission as part of this Amended Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on February  21, 2020, including the information specifically incorporated by reference into the Annual Report on Form 10-K from the Registrant’s Definitive Proxy Statement for the 2020 Annual Meeting of Stockholders, which was filed with the Commission on April 27, 2020;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission pursuant to Section 13(a) of the Exchange Act on May 7, 2020;

(c) The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 7, 2020, February  21, 2020, March  3, 2020, March  9, 2020, April  15, 2020, April  21, 2020, May  14, 2020, June 8, 2020 and June 16, 2020; and

(d) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement No. 000-31293 on Form 8-A filed with the Commission on August 9, 2000 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed, but not furnished, by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered under this Amended Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. In no event, however, will any of the information, including exhibits, that the Registrant discloses under Item 2.02 and Item 7.01 of any report on Form 8-K that has been or may be, from time to time, furnished to the Commission, be incorporated by reference into or otherwise become a part of this Amended Registration Statement.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares offered under the Amended Registration Statement is being passed upon for the Registrant by Brandi Galvin Morandi, the Registrant’s Chief Legal and Human Resources Officer and Corporate Secretary. Ms. Morandi is an officer and employee of the Registrant and, as such, participates in equity compensation plans of the Registrant and is eligible to participate in the 2020 Plan and the 2000 Plan on the same basis as other similarly eligible employees. By reason of such participation, Ms. Morandi owns and holds equity awards with respect to, and shares of, the Registrant’s Common Stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Article VI of the Registrant’s amended and restated bylaws provides for mandatory indemnification of its directors and officers and those serving at the Registrant’s request as directors, officers, employees or agents of other organizations to the fullest extent permitted by the Delaware General Corporation Law. The Registrant’s certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty as directors to the Registrant and its stockholders. This provision in the certificate of incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into indemnification agreements with its officers and directors. The indemnification agreements provide the Registrant’s officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The Registrant maintains liability insurance for its directors and officers.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Amended Registration Statement:

Exhibit No.	Description

4.1	Registrant’s Amended and Restated Certificate of Incorporation, as amended to date (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K/A for the period ended December 31, 2002, filed on April 25, 2003).

4.2	Certificate of Amendment to the Registrant’s Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 14, 2011).

4.3	Certificate of Amendment to the Registrant’s Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 11, 2013).

4.4	Certificate of Amendment to the Registrant’s Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.4 to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014, filed on August 8, 2014).

4.5	Registrant’s Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on March 29, 2016).

5.1	Opinion of Registrant’s Chief Legal and Human Resources Officer and Corporate Secretary.

23.1	Consent of PriceWaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Registrant’s Chief Legal and Human Resources Officer and Corporate Secretary (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Amended Registration Statement on Form S-8).

99.1	Equinix, Inc. 2020 Equity Incentive Plan (incorporated by reference as Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 27, 2020).

99.2	Equinix, Inc. 2000 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.2 of the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2016, filed on February 27, 2017).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, Georgia, on June 18, 2020.

EQUINIX, INC.

By:	/s/ Charles Meyers
Charles Meyers
Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Charles Meyers and Keith Taylor, and either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Amended Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Charles Meyers	Chief Executive Officer and President (Principal Executive Officer)	June 18, 2020
Charles Meyers

/s/ Keith D. Taylor	Chief Financial Officer (Principal Financial Officer)	June 18, 2020
Keith D. Taylor

/s/ Simon Miller	Chief Accounting Officer (Principal Accounting Officer)	June 18, 2020
Simon Miller

/s/ Peter F. Van Camp	Executive Chairman	June 18, 2020
Peter F. Van Camp

/s/ Thomas A. Bartlett	Director	June 18, 2020
Thomas A. Bartlett

/s/ Nanci Caldwell	Director	June 18, 2020
Nanci Caldwell

/s/ Adaire Fox-Martin	Director	June 18, 2020
Adaire Fox-Martin

/s/ Gary F. Hromadko	Director	June 18, 2020
Gary F. Hromadko

/s/ William K. Luby	Director	June 18, 2020
William K. Luby

/s/ Irving F. Lyons, III	Director	June 18, 2020
Irving F. Lyons, III

/s/ Christopher B. Paisley	Director	June 18, 2020
Christopher B. Paisley

/s/ Sandra Rivera	Director	June 18, 2020
Sandra Rivera